ON ASSIGNMENT, INC.

 AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN

 AND

 SUMMARY PLAN DESCRIPTION

Plan Effective Date:  February 12, 2004
 As Amended and Restated:  December 11, 2008

The On Assignment, Inc. Change in Control Severance Plan (the “Plan”) is primarily designed to provide eligible employees of On Assignment, Inc. (the “Company”) whose employment is terminated on or after February 12, 2004 with separation pay in the event of an involuntary termination.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California.  This document constitutes both the official plan document and the required summary plan description under ERISA.

I.           ELIGIBILITY

You will be an Eligible Employee for purposes of receiving severance benefits under the Plan if:

• you are a regular, full-time employee of the Company and are identified on Exhibit A (to be supplied separately);

• your active employment with the Company is Involuntarily Terminated (within the meaning set forth below) within the eighteen (18) month period following a Change in Control;

•      you execute the General Release of All Claims (a “General Release”), within five (5) business days after your termination date or, if you are age forty (40) or over, you execute the General Release, within forty-five (45) business days after your termination and any rescission period specified therein has elapsed without you having rescinded said General Release; and

• you are not in one of the excluded categories listed below.

Excluded Categories of Employees

You are not eligible for severance benefits under this Plan if:

•     you are a temporary employee, part-time employee working fewer than 30 hours per week (no minimum number of hours shall apply to salaried employees), probationary employee or student employee hired to be placed on assignment with clients of the Company;

• you have a separate change in control, severance or similar agreement or arrangement with the Company that specifically provides that you are not eligible to participate in the Plan;

• you voluntarily terminate your employment, unless your termination constitutes an “Involuntary Termination” as defined below;

•     you are employed with a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company. However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent termination by the successor employer within 18 months following a Change in Control; or

• you are dismissed for Cause, whether or not you prior to your dismissal you received notice of a termination which would otherwise qualify you for severance benefits.

II.           HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, the amount of your severance pay will be determined in accordance with the guidelines set forth below, subject to the Golden Parachute Tax limitation set forth below.  Subject to the Potential Six Month Delay set forth below, you will receive your severance pay in a lump-sum payment (with appropriate taxes deducted or withheld) which will be made as soon as administratively practicable after you experience a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) as a result of your Involuntary Termination within 18 months after a Change in Control, but in no event later than 30 days following the date of your Separation from Service, subject in all cases to the Company’s receipt of your executed General Release and the expiration of any rescission period applicable to your executed General Release.

Severance Guidelines

If your employment is Involuntarily Terminated within eighteen (18) months after a Change in Control and you are an Eligible Employee, you will be paid all Accrued Compensation and the following severance pay:

•	A Pro-Rata Bonus;

•     If the Eligible Employee was the Chief Executive Officer of the Company immediately before the Change in Control:  (1) the Eligible Employee will receive 300% of the Eligible Employee’s Annual Base Pay and Target Bonus; (2)  for eighteen months following the Eligible Employee’s Separation from Service, the Eligible Employee may elect to continue the group health, vision and dental coverage he or she had in effect as of the Separation from Service (or generally comparable coverage) for the Eligible Employee, and if applicable, spouse and dependents, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)1, and (3) to assist the Eligible Employee in offsetting the cost of such continuing benefits, the Eligible Employee shall receive a lump sum payment in an after-tax amount, calculated based upon the COBRA premium rates as may be charged from time to time for employees of the Company (or any successor) generally for the medical, dental and/or vision coverage the Eligible Employee had elected under the Company’s group health plan at the time of the Eligible Employees Separation from Service, for eighteen months (rounded up, if applicable, to the next full month). For clarification and avoidance of doubt, if the Eligible Employee is not covered under the medical, dental and/or vision portions of the Company’s (or any successor’s group health plan as of the date of Separation from Service, then the Eligible Employee is not eligible for this additional payment.

1 A separate election form and notice outlining continuation coverage under COBRA will be provided to the Eligible Employee (and, if applicable, his or her eligible dependents) and must be timely returned to effect enrollment.

•     If the Eligible Employee was an executive vice president and Chief Operating Officer of the Company immediately before the Change in Control:  (1)  275% of the Eligible Employee’s Annual Base Pay and Target Bonus; (2) for eighteen months following the Eligible Employee’s Separation from Service, the Eligible Employee may elect to continue the group health, vision and dental coverage he or she had in effect as of the Separation from Service (or generally comparable coverage) for the Eligible Employee, and if applicable, spouse and dependents, under COBRA1; and (3) to assist the Eligible Employee in offsetting the cost of such continuing benefits, the Eligible Employee shall receive a lump sum payment in an after-tax amount, calculated based upon the COBRA premium rates as may be charged from time to time for employees of the Company (or any successor) generally for the medical, dental and/or vision coverage the Eligible Employee had elected under the Company’s group health plan at the time of the Eligible Employees Separation from Service, for eighteen months (rounded up, if applicable, to the next full month). For clarification and avoidance of doubt, if the Eligible Employee is not covered under the medical, dental and/or vision portions of the Company’s (or any successor’s group health plan as of the date of Separation from Service, then the Eligible Employee is not eligible for this additional payment.

•     If the Eligible Employee was an executive vice president and Chief Financial Officer of the Company immediately before the Change in Control:  (1) 250% of the Eligible Employee’s Annual Base Pay and Target Bonus;  (2) for eighteen months following the Eligible Employee’s Separation from Service, the Eligible Employee may elect to continue the group health, vision and dental coverage he or she had in effect as of the Separation from Service (or generally comparable coverage) for the Eligible Employee, and if applicable, spouse and dependents, under COBRA1; and (3) to assist the Eligible Employee in offsetting the cost of such continuing benefits, the Eligible Employee shall receive a lump sum payment in an after-tax amount, calculated based upon the COBRA premium rates as may be charged from time to time for employees of the Company (or any successor) generally for the medical, dental and/or vision coverage the Eligible Employee had elected under the Company’s group health plan at the time of the Eligible Employees Separation from Service, for eighteen months (rounded up, if applicable, to the next full month). For clarification and avoidance of doubt, if the Eligible Employee is not covered under the medical, dental and/or vision portions of the Company’s (or any successor’s group health plan as of the date of Separation from Service, then the Eligible Employee is not eligible for this additional payment.

•     If the Eligible Employee was a senior vice president of the Company and/or president of a division of the Company (whether or not an executive officer) immediately before the Change in Control:  (1) 200% of the Eligible Employee’s Annual Base Pay and Target Bonus; (2) for eighteen months following the Eligible Employee’s Separation from Service, the Eligible Employee may elect to continue the group health, vision and dental coverage he or she had in effect as of the Separation from Service (or generally comparable coverage) for the Eligible Employee, and if applicable, spouse and dependents, under COBRA1; and (3) to assist the Eligible Employee in offsetting the cost of such continuing benefits, the Eligible Employee shall receive a lump sum payment in an after-tax amount, calculated based upon the COBRA premium rates as may be charged from time to time for employees of the Company (or any successor) generally for the medical, dental and/or vision coverage the Eligible Employee had elected under the Company’s group health plan at the time of the Eligible Employees Separation from Service, for eighteen months (rounded up, if applicable, to the next full month). For clarification and avoidance of doubt, if the Eligible Employee is not covered under the medical, dental and/or vision portions of the Company’s (or any successor’s group health plan as of the date of Separation from Service, then the Eligible Employee is not eligible for this additional payment.

•     If the Eligible Employee was a vice president or corporate controller (whether or not an executive officer), of the Company immediately before the Change in Control: (1) 75% of the Eligible Employee’s Annual Base Pay and Target Bonus; (2) for eighteen months following the Eligible Employee’s Separation from Service, the Eligible Employee may elect to continue the group health, vision and dental coverage he or she had in effect as of the Separation from Service (or generally comparable coverage) for the Eligible Employee, and if applicable, spouse and dependents, under COBRA1; and (3) to assist the Eligible Employee in offsetting the cost of such continuing benefits, the Eligible Employee shall receive a lump sum payment in an after-tax amount, calculated based upon the COBRA premium rates as may be charged from time to time for employees of the Company (or any successor) generally for the medical, dental and/or vision coverage the Eligible Employee had elected under the Company’s group health plan at the time of the Eligible Employees Separation from Service, for eighteen months (rounded up, if applicable, to the next full month). For clarification and avoidance of doubt, if the Eligible Employee is not covered under the medical, dental and/or vision portions of the Company’s (or any successor’s group health plan as of the date of Separation from Service, then the Eligible Employee is not eligible for this additional payment.;

•     1 month of the Eligible Employee’s Annual Base Pay and Incentive Compensation for each year or partial year of service to the Company as an employee, up to a maximum of 6 months of Annual Base Pay, with a minimum of two months of Annual Base Pay, if the Eligible Employee was a “director,” “assistant-director,” “manager,” “regional manager,” or “Senior Staffing Consultant” immediately before the Change in Control;

•     1 month of the Eligible Employee’s Annual Base Pay for each year or partial year of service to the Company as an employee, up to a maximum of 3 months of Annual Base Pay, with a minimum of one month of Annual Base Pay, if the Eligible Employee was an exempt employee of the Company (other than those employees described above) immediately before the Change in Control; or

•     1 week of the Eligible Employee’s Annual Base Pay for each year or partial year of service to the Company as an employee, up to a maximum of 3 months of Annual Base Pay, with a minimum of one week of Annual Base Pay, for all other Eligible Employee not included in the above categories.

Accrued Compensation shall mean an amount which shall consist of all amounts earned or accrued through the termination date but not paid as of the termination date including (i) Annual Base Pay, (ii) reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the termination date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the termination date.  It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.

Annual Base Pay generally means your annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

Cause means your willful breach of duty unless waived by the Company (which willful breach is limited to your deliberate and consistent refusal to perform your duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company provided you have had prior written notice of such refusal and an opportunity of at least thirty (30) days to cure such refusal), your unauthorized use or disclosure of confidential information or trade secrets of the Company, your breach of non-competition or non-solicitation agreements, your conviction of a felony under the laws of the United States or any state thereof, or your gross negligence.

Change in Control shall be deemed to occur upon the consummation of any of the following transactions:

1.
a change in the ownership of Company whereby one person, or more than one person acting as a group, acquires ownership of the outstanding voting stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the Company’s stock, or to have effective control of the Company within the meaning of part 2 of the definition, and such person or group acquires additional stock of the Company, the acquisition of the additional stock shall not be considered to cause a change in the ownership of the Company; or

2.
a change in the effective control of the Company whereby one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of Company stock possessing 30% or more of the total voting power of the Company stock, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  However, if a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a change in the effective control of Company ; or

3.
a change in the effective control of the Company whereby a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  In determining whether the event described in the preceding sentence has occurred, the Company to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder; or

4.
a change in the ownership of a substantial portion of the assets of the Company, whereby any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all Company assets immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a change in the ownership of a substantial portion of the assets when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B)..

Incentive Compensation shall mean 100% of the commission, bonus or other incentive-type pay paid to you (excluding stock options) for the fiscal year immediately preceding the Change in Control.

Involuntary Termination shall mean the termination of your employment with the Company (or, if applicable, successor entity) other than by reason of death or disability:

(A)           involuntarily upon your discharge or dismissal other than for Cause, or

(B)
upon your resignation following (I) a reduction in your level of Annual Base Pay or any Target Bonus, (II) a material reduction in your benefits or (III) a relocation of your place of employment which is more than 35 miles from your place of employment prior to the Change in Control, such that it constitutes a material change in the geographic location at which you must perform services (within the meaning of Section 409A), provided and only if such change or reduction is effected without your written concurrence, or

(C)
upon your resignation in the case of an employee who was an executive officer or vice president immediately before the applicable Change in Control following a change in the employee’s position with the Company (or, if applicable, with the successor entity) that is effected without the employee’s consent and materially reduces his or her level of responsibility or authority.

Pro Rata Bonus means an amount equal to 100% of the target bonus that you would have been eligible to receive for the Company’s fiscal year in which your employment terminates following a Change of Control, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

Target Bonus shall mean the bonus which would have been paid to you for full achievement of specific performance objectives pertaining to the business of the Company or any of its specific business units or divisions, or to individual performance criteria applicable to you, which objectives have been established by the Board of Directors (or the Compensation Committee thereof) for the year in question.  “Target Bonus” shall not mean the “maximum bonus” which you might have been paid for overachievement of such performance objectives or criteria or any purely discretionary bonus.

Golden Parachute Tax Gross-Up

In the event that any payment or benefit made or provided to or for your benefit in connection with this Plan and/or your employment with the Company or the termination thereof (a “Payment” ) is determined to be subject to any excise tax (“Excise Tax” ) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to you, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment” ) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax.  The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Plan shall be made by an independent auditor (the “Auditor”) selected and paid by the Company.  The parties shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax.

Potential Six Month Delay

Notwithstanding anything to the contrary in this Plan, no compensation or Benefits, shall be paid to you during the 6-month period following your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent the Plan Administrator determines Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code and/or cause you to incur additional taxes under Section 409A of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period, (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period, without interest thereon.

III.           OTHER IMPORTANT INFORMATION

 Plan Administration.  As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons.  When benefits are due, they will be paid from the general assets of the Company.  The Company is not required to establish a trust to fund the Plan.  The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program communicated to you in writing.

Claims Procedure.  If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days of your termination.  You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim.  If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator.  This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments.  Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms.  Except as otherwise set forth herein, this Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company for the purpose of paying benefits to any Eligible Employee upon a termination following a Change in Control, including pursuant to an employment agreement or offer letter.  Nothing in this Plan shall affect an Eligible Employee’s right to severance benefits under circumstances not involving a termination following a Change in Control.  In no event, however, shall any individual receive severance benefits under both this Plan and any other separation, severance pay or salary continuation program, plan or other arrangement with the Company.

Plan Amendment or Termination.  The Company reserves the right to terminate or amend the Plan at any time upon the vote of a two-thirds majority of the Board of Directors; provided, however, that no amendment which materially impairs the rights of an Eligible Employee under the Plan may be made after the occurrence of a Change in Control or after discussions have commenced with another entity which results in the occurrence of a Change in Control within 270 days of when such discussions commenced.  Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

Taxes.  The Company will withhold all applicable taxes and other payroll deductions from any payment made pursuant to this Plan.

No Right To Employment.  This Plan does not provide you with any right to continue employment with the Company or affect the Company’s right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without Cause.

IV.           STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

1.	Examine, without charge, at the Plan Administrator’s office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

2.	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

3.             Receive a summary of the Plan’s annual financial report.

4.
File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request.  In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $110 for each day’s delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of the Company’s employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court.  If Plan fiduciaries are misusing the Plan’s assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees.  However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the  Employee Benefits Security Administration, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210

V.	SECTION 409A

The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A.  Notwithstanding any provision of this Plan to the contrary, in the event that following the effective date hereof, the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A, the Company reserves the right (without any obligation to do so or to indemnify you for failure to do so), in its discretion, to amend this Plan, or adopt such other policies and procedures (including amendments to policies and procedures with retroactive effect), or take any other actions, that the Company reasonably determines to be necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or to avoid less favorable accounting or tax consequences and/or (ii) to exempt such payments and benefits from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

To the extent that any reimbursements hereunder constitute taxable compensation to you, such reimbursements shall be made to you promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

ADDITIONAL PLAN INFORMATION

Name of Plan:	On Assignment, Inc. Change in Control Severance Plan
Company Sponsoring Plan:	On Assignment, Inc. 26651 West Agoura Road Calabasas, California 91302
Employer Identification Number:	95-4023433
Plan Number:	505
Plan Year:	The calendar year; the first plan year is a short plan year starting February 12, 1998 and ending December 31, 1998
Plan Administrator:	On Assignment, Inc. 26651 West Agoura Road Calabasas, California 91302 (818) 878-7900
Agent for Service of Legal Process:	Plan Administrator
Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by On Assignment, Inc.

Exhibit A

• Category 1.

• Category 2.

• Category 3.

•                  Category 4.  Eligible Employee who was a senior vice president of the Company and/or president of a division of the Company (whether or not an executive officer) immediately before the Change in Control;

1.	Emmett McGrath
2.	Michael Payne
3.	Mark Brouse
4.	Michael McGowan
5.	Thomas McKenna

• Category 5. Eligible Employee who was a vice president or corporate controller (whether or not an executive officer), of the Company immediately before the Change in Control;

1.	Christina Gibson
2.	Karen Keppel
3.	Carol McNamara
4.	Angela Kolarek
5.	Tarini Ramaprakash
6.	James Jandl
7.	Dean Burdett

•	Category 6. Eligible Employee who was a “director” or an “assistant-director” immediately before the Change in Control.

1.	Dave Garaway
2.	Michael Leroy
3.	Eric Radke